AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 2006
REGISTRATION NO. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 FIRST SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	58-2461486
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

531 Broad Street
Chattanooga, Tennessee 37402
(423) 266-2000
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

FIRST SECURITY GROUP, INC. 401(k)
AND EMPLOYEE STOCK OWNERSHIP PLAN
(Full title of plan)

William L. Lusk, Jr.	with copy to:
Chief Financial Officer	Robert D. Klingler, Esq.
First Security Group, Inc.	Powell Goldstein LLP
531 Broad Street	One Atlantic Center, Fourteenth Floor
Chattanooga, Tennessee 37402	1201 West Peachtree Street, NW
(423) 266-2000	Atlanta, Georgia 30309-3488
(404) 572-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee(5)
Common Stock, $0.01 par value per share	500,000 shares	$ 11.37	$5,685,000	$609
(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(3)
Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum offering price and registration fee are based upon the average of high and low prices reported in the consolidated reporting system on December 27, 2006.

(4)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933.
(5)
Pursuant to Rule 457(p) under the Securities Act of 1933, the filing fee is being partially offset by $435 in connection with a filing fee previously paid by the Company (i) on June 10, 2005 in the amount of $6,091 and (ii) on July 27, 2005 in the amount of $1,219 in connection with the Company’s Registration Statement on Form S-1 (Registration No. 333-125722). Of the 5,175,000 shares registered on the Form S-1, 308,100 shares remained unsold after the offering’s completion, representing paid filing fees of $435.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to participants in each plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The information incorporated by reference is considered to be a part of this prospectus, and information that First Security Group, Inc. (“First Security”) files with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. First Security incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

The following documents First Security has filed with the SEC are incorporated by reference in this prospectus:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006;

5.	Current Report on Form 8-K filed with the SEC on April 18, 2006;

6.	Current Report on Form 8-K filed with the SEC on August 1, 2006;

7.	Current Report on Form 8-K filed with the SEC on August 9, 2006; and

8.
Description of First Security’s common stock set forth in its Registration Statement on Form 8-A12G dated April 23, 2002, which incorporates by reference the description of First Security’s common stock contained in its Registration Statement on Form S-1 dated April 20, 2001 (File No. 333-59338), as filed with the Securities and Exchange Commission, and any amendments to such Registration Statement on Form S-1 filed subsequently thereto, including any form of Prospectus filed pursuant to Rule 424(b) under the Securities Act.

First Security will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to William L. Lusk, Jr., Chief Financial Officer, First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee 37402, telephone (423) 266-2000.

Item 4.	Description of the Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

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Item 6.	Indemnification Provisions.

The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.

First Security’s Articles of Incorporation and Bylaws provide that no director shall be personally liable to First Security or its shareholders for monetary damages for breach of any fiduciary duty as a director except for liability for (i) any breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-18-304 of the Tennessee Business Corporation Act, which provides that directors who vote for unlawful distributions of corporate funds will be held personally liable to the corporation for the amount of any such distribution, or (iv) for any act or omission occurring before the effective date of the Articles of Incorporation.

Item 7.	Exemption from Registration Claimed.

On October 26, 2005, First Security’s Board of Directors authorized a plan to buy back up to 500,000 shares of First Security’s common stock in open market transactions; as of July 20, 2006, First Security had repurchased all 500,000. The majority of the stock was purchased directly by First Security’s ESOP, although a portion was purchased by First Security. On July 20, 2006, First Security sold all 170,147 shares repurchased to the ESOP for $11.03 per share in a private sale under Section 4(2) of the Securities Act; this transaction resulted in a net increase to stockholders’ equity of approximately $163 thousand. First Security originally purchased the 170,147 shares at an average price of $10.07 per share. Following this transaction, the ESOP owns 500,000 shares which will be used to match employee 401(k) contributions as well as incentive driven ESOP profit sharing opportunities.

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Item 8.	Exhibits.

(a)     The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Joseph Decosimo and Company, PLLC, independent registered public accounting firm.

24.1	Power of Attorney (see signature pages to this Registration Statement).

(b)     In accordance with Item 8(b) of Form S-8, First Security hereby undertakes that it will submit or has submitted the First Security Group, Inc. 401(k) and Employee Stock Ownership Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the plan under Section 401 of the Internal Revenue Code, as amended.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

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(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Security certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on this 27th day of December, 2006.

FIRST SECURITY GROUP, INC.

By:	/s/ Rodger B. Holley
Rodger B. Holley
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Rodger B. Holley and William L. Lusk, Jr. and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on December 27, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ Rodger B. Holley	President, Chief Executive Officer and
Rodger B. Holley	Chairman of the Board of Directors
(Principal Executive Officer)

/s/ William L. Lusk, Jr.	Secretary, Chief Financial Officer and
William L. Lusk, Jr.	Executive Vice President
(Principal Financial Officer)

/s/ John R. Haddock	Controller and Vice-President
John R. Haddock	(Principal Accounting Officer)

/s/ Harold J.C. Anders	Director
Harold J. C. Anders

/s/ Randall L. Gibson	Director
Randall L. Gibson

/s/ Carol H. Jackson	Director
Carol H. Jackson

/s/ Ralph L. Kendall	Director
Ralph L. Kendall

/s/ William B. Kilbride	Director
William B. Kilbride

/s/ D. Ray Marler	Director
D. Ray Marler

/s/ Lloyd L. Montgomery, III	Director
Lloyd L. Montgomery, III

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Joseph Decosimo and Company, PLLC, independent registered public accounting firm.

24.2	Power of Attorney (see signature pages to this Registration Statement).